Exhibit 1

Transactions in the Securities of the Issuer During the Past Sixty Days

Nature of the Transaction	Securities Purchased/(Sold)	Price Per Security($)	Date of Purchase/Sale

LYNROCK LAKE LP
(On Behalf of Lynrock Lake Master Fund LP)

Sale of Ordinary Shares	(4,710)	15.5267	04/23/2026
Sale of Ordinary Shares	(545)	15.6547	04/23/2026
Sale of Ordinary Shares	(5,845)	15.4162	04/23/2026
Sale of Ordinary Shares	(19,455)	15.7661	04/24/2026
Sale of Ordinary Shares	(14,155)	15.7407	04/24/2026
Sale of Ordinary Shares	(20,000)	15.7862	04/24/2026
Sale of Ordinary Shares	(15,290)	15.7373	04/24/2026
Sale of Ordinary Shares	(11,657)	15.8579	04/24/2026
Sale of Ordinary Shares	(2,785)	15.9413	04/24/2026
Sale of Ordinary Shares	(9,631)	16.0684	04/24/2026
Sale of Ordinary Shares	(8,343)	15.8821	04/27/2026
Sale of Ordinary Shares	(7,716)	15.9821	04/27/2026
Sale of Ordinary Shares	(5,414)	16.0270	04/27/2026
Sale of Ordinary Shares	(9,499)	16.0163	04/28/2026
Sale of Ordinary Shares	(4,955)	16.0198	04/28/2026
Sale of Ordinary Shares	(12,628)	16.1213	04/28/2026
Sale of Ordinary Shares	(14,707)	16.0732	04/28/2026
Sale of Ordinary Shares	(257)	16.1444	04/28/2026